Exhibit 99.1

REBLOZYL (LUSPATERCEPT-AAMT) STUDIES EVALUATING TREATMENT OF ANEMIA IN RARE BLOOD DISEASES PRESENTED AT AMERICAN SOCIETY OF HEMATOLOGY (ASH) ANNUAL MEETING

Initial results from phase 2 study evaluating an investigational use of luspatercept-aamt in myelofibrosis-associated anemia showed promising clinical activity – companies plan to initiate pivotal, phase 3 study called INDEPENDENCE in 2020

Longer-term follow-up from pivotal phase 3 studies of MEDALIST in MDS-associated anemia and BELIEVE in beta thalassemia-associated anemia showed patients experiencing sustained clinical benefit

PRINCETON, N.J., and CAMBRIDGE, Mass. – Dec. 9, 2019 – Bristol-Myers Squibb Company (NYSE: BMY) and Acceleron Pharma (NASDAQ: XLRN) today announced data evaluating the erythroid maturation agent (EMA) Reblozyl® (luspatercept-aamt) in patients with anemia associated with a range of serious and rare blood diseases were presented at the 2019 ASH Annual Meeting in Orlando, Fla.

Data from investigational uses of luspatercept-aamt included the initial results from a phase 2 study in myelofibrosis-associated anemia. Presentations also included updated results from two pivotal phase 3 studies presented at last year’s ASH meeting—the MEDALIST study in adult patients with anemia associated with very low-, low- and intermediate-risk myelodysplastic syndromes (MDS) who have ring sideroblasts and require red blood cell (RBC) transfusions, and the BELIEVE study in adult patients with anemia associated with beta thalassemia who require regular RBC transfusions.

“The data presented at ASH this year underscore the role that Reblozyl, the first and only erythroid maturation agent, plays for patients with beta thalassemia-associated anemia and may serve in further investigational uses in myelofibrosis and MDS,” said Samit Hirawat, M.D., Chief Medical Officer of Bristol-Myers Squibb.

“We’re encouraged to see positive study results from luspatercept-aamt in patients with myelofibrosis-associated anemia, including among those receiving concomitant ruxolitinib, as JAK inhibitors are a mainstay of myelofibrosis symptomatology management,” said Habib Dable, President and Chief Executive Officer of Acceleron. “This development, coupled with updated data showing continued clinical benefit from luspatercept-aamt treatment in patients with MDS and beta thalassemia, underscores our confidence in luspatercept-aamt’s potential to address significant unmet needs among patients with a range of chronic anemias.”

Phase 2 Results in Myelofibrosis-associated Anemia
Seventy-six patients were enrolled in the phase 2 study in multiple cohorts of patients including two groups with anemia only (hemoglobin level equal to or below 9.5 grams per deciliter (g/dL) in a 12-week period prior to the first dose) and without concomitant ruxolitinib (Cohort 1; n=22)

or with concomitant ruxolitinib (Cohort 3A; n=14). Two other groups included transfusion dependent (TD; received 2-4 RBC units per 28 days in the 12 weeks prior to the date of the first dose) patients without concomitant ruxolitinib (Cohort 2; n=21) and with concomitant ruxolitinib (Cohort 3B n=19).

Patients in Cohort 3A or 3B were required to be on a stable dose of ruxolitinib for at least 16 weeks prior to initiating luspatercept-aamt. All patients received luspatercept-aamt at a starting dose of 1 mg/kg subcutaneously in three-week treatment cycles and dose increases were allowed up to a maximum dose level of 1.75 mg/kg.

For anemia-only patients (Cohorts 1 and 3A), the primary endpoint was a hemoglobin (Hb) increase of at least 1.5 g/dL from baseline for at least 12 consecutive weeks at every assessment within the first 24 weeks on the study, in the absence of any RBC transfusions. An additional endpoint was the proportion of patients achieving a mean Hb increase of at least 1.5 g/dL over any consecutive 12-week period in absence of RBC transfusions.

As of the clinical data cutoff (August 5, 2019), 14% (3/22) and 21% (3/14) of anemia-only patients met the primary endpoint in Cohorts 1 and 3A, respectively. Additionally, 18% (4/22) of Cohort 1 and 64% (9/14) of Cohort 3A patients achieved a mean Hb increase of at least 1.5 g/dL from baseline over any consecutive 12-week period.

For patients receiving RBC transfusions (Cohorts 2 and 3B), the primary endpoint was RBC transfusion independence (RBC-TI) for at least 12 consecutive weeks within the first 24 weeks of the study. An additional endpoint was the proportion of patients demonstrating at least a 50% reduction in their transfusion burden from baseline (minimum 4 RBC units) over at least any consecutive 12-week period.

In Cohorts 2 and 3B, 10% (2/21) and 32% (6/19) of patients achieved the primary endpoint, respectively. Additionally, 38% (8/21) of Cohort 2 and 53% (10/19) of Cohort 3B patients achieved at least a 50% reduction in RBC transfusion burden from baseline (minimum 4 RBC units).

Four percent (3/76) of patients had grade 3 or higher treatment-emergent adverse events (TEAEs). The most commonly occurring TEAEs of any grade greater than 3% were hypertension (12%), bone pain (9%) and diarrhea (5%). Treatment discontinuations as the result of TEAEs occurred in seven (9%) patients. There were no treatment-related deaths.

As a result of the phase 2 study, Bristol-Myers Squibb and Acceleron plan to move forward with the pivotal phase 3 INDEPENDENCE study in patients with myelofibrosis-associated anemia who are being treated with JAK inhibitor therapy and who require RBC transfusions. The study is expected to open in 2020.

Updated Results from the Phase 3 MEDALIST Study
In an assessment of efficacy and safety, updated results from the pivotal phase 3 MEDALIST study of an investigational use of luspatercept-aamt in patients with IPSS-R very low-, low- or intermediate-risk MDS with ring sideroblasts who require regular RBC transfusions were presented. In the study, 229 patients were randomized 2:1 with 153 patients receiving luspatercept-aamt.

This updated analysis measured the achievement and number of individual periods of RBC-TI of at least 8 weeks throughout the course of the study. Additionally, clinical benefit (RBC-TI) of at least 8 weeks and/or modified hematologic improvement-erythroid (HI-E) was also assessed, along with the total duration of the clinical benefit, which was defined as time from achieving clinical benefit until discontinuation due to loss of benefit, adverse events or other causes.

In the analysis, the median baseline RBC transfusion burden for both the luspatercept-aamt and placebo arms was 5 units per 8 weeks.

As of the clinical cutoff (July 1, 2019), 47.7% (73/153) of luspatercept-aamt patients and 15.8% (12/76) of placebo patients achieved at least one episode of RBC-TI lasting at least 8 weeks at any point in the study. Sixty-nine point nine percent (51/73) of patients who responded to luspatercept-aamt experienced multiple episodes of at least 8 weeks of RBC-TI at any point, interceded by occasional transfusions.

The median total duration of clinical benefit was 92.3 weeks for luspatercept-aamt responders (n=98) and 26.8 weeks for placebo (n=20), with 26.8% of luspatercept-aamt-treated patients remaining on treatment. No placebo-treated patients remain on treatment. The median treatment duration for all RBC-TI responders was 109.1 weeks for luspatercept-aamt-treated patients and 53.6 weeks for patients on placebo.

Adverse events (AEs) occurring more frequently with luspatercept-aamt compared to placebo were fatigue, asthenia and headache. These occurred during cycles 1-4 and were mainly grade 1 or 2, with the incidence decreasing over time. Progression to acute myeloid leukemia was similar between the luspatercept-aamt (2%) and placebo (2.6%) arms.

Updated Results from the BELIEVE Study
The companies also presented an updated analysis of the pivotal phase 3 BELIEVE study evaluating luspatercept-aamt in adult patients with beta thalassemia who require regular RBC transfusions. In the study, 336 patients were randomized 2:1, with 224 patients receiving luspatercept-aamt.

As of the clinical cutoff (January 7 2019), 45.1% (101/224) of luspatercept-aamt patients and 2.7% (3/112) of placebo patients had achieved at least a 33% reduction in RBC transfusion burden over any 24-week period. Among the luspatercept-aamt patients who had a response, 73.3% (74/101) had at least 2 separate responses, with 59.4% (60/101) having 3 or more responses.

The median duration of clinical benefit (defined as the time from first response of at least a 33% reduction in RBC transfusion over any 24-week interval to discontinuation due to any cause) for patients who responded to luspatercept-aamt was 76.3 weeks (24-128.1).

The most commonly observed AEs in the safety population (n=332) included in luspatercept-aamt and placebo patients, respectively, bone pain (20.2% vs. 8.3%), arthralgia (21.1% vs. 14.7%) and dizziness (12.1% vs. 4.6%). These AEs typically occurred early on, and incidence decreased over time.

The Food and Drug Administration has recently granted approval of Reblozyl for the treatment of anemia in adult patients with beta thalassemia who require regular RBC transfusions. Reblozyl is not indicated for use as a substitute for RBC transfusions in patients who require immediate correction of anemia.

Reblozyl is currently being reviewed by the FDA for an indication in patients with MDS, and the agency has set a Prescription Drug User Fee Act (PDUFA), or target action, date of April 4, 2020 for completion of the review.

Reblozyl is not approved for use in patients with MDS or myelofibrosis in any country.

Bristol-Myers Squibb: Advancing Cancer Research
At Bristol-Myers Squibb, patients are at the center of everything we do. The goal of our cancer research is to increase quality, long-term survival and make cure a possibility. We harness our deep scientific experience, cutting-edge technologies and discovery platforms to discover, develop and deliver novel treatments for patients.

Building upon our transformative work and legacy in hematology and Immuno-Oncology that has changed survival expectations for many cancers, our researchers are advancing a deep and diverse pipeline across multiple modalities. In the field of immune cell therapy, this includes registrational chimeric antigen receptor (CAR) T-cell agents for numerous diseases, and a growing early-stage pipeline that expands cell and gene therapy targets, and technologies. We are developing cancer treatments directed at key biological pathways using our protein homeostasis platform, a research capability that has been the basis of our approved therapies for multiple myeloma and several promising compounds in early to mid-stage development. Our scientists are targeting different immune system pathways to address interactions between tumors, the microenvironment and the immune system to further expand upon the progress we have made and help more patients respond to treatment. Combining these approaches is key to delivering new options for the treatment of cancer and addressing the growing issue of resistance to immunotherapy. We source innovation internally, and in collaboration with academia, government, advocacy groups and biotechnology companies, to help make the promise of transformational medicines a reality for patients.

About Reblozyl (luspatercept-aamt)
Reblozyl is an erythroid maturation agent (EMA) that promoted late-stage red blood cell maturation in animal models. Bristol-Myers Squibb and Acceleron are jointly developing Reblozyl as part of a global collaboration. It is currently approved in the U.S. for the treatment of anemia in adult patients with beta thalassemia who require regular RBC transfusions. Reblozyl is not indicated for use as a substitute for RBC transfusions in patients who require immediate correction of anemia. A phase 3 trial (COMMANDS) in erythroid-stimulating agent-naïve, lower-risk MDS patients, the BEYOND phase 2 trial in adult patients with non-transfusion-dependent beta thalassemia, and a phase 2 trial in myelofibrosis patients are ongoing. For more information, please visit www.clinicaltrials.gov.

REBLOZYL is indicated for the treatment of anemia in adult patients with beta thalassemia who require regular red blood cell (RBC) transfusions.

REBLOZYL is not indicated for use as a substitute for RBC transfusions in patients who require immediate correction of anemia.

Important Safety Information

WARNINGS AND PRECAUTIONS
Thrombosis/Thromboembolism
Thromboembolic events (TEE) were reported in 8/223 (3.6%) REBLOZYL-treated patients. TEEs included deep vein thrombosis, pulmonary embolus, portal vein thrombosis, and ischemic stroke. Patients with known risk factors for thromboembolism (splenectomy or concomitant use of hormone replacement therapy) may be at further increased risk of thromboembolic conditions. Consider thromboprophylaxis in patients at increased risk of TEE. Monitor patients for signs and symptoms of thromboembolic events and institute treatment promptly.

Hypertension
Hypertension was reported in 10.7% (61/571) of REBLOZYL-treated patients. Across clinical studies, the incidence of Grade 3 to 4 hypertension ranged from 1.8% to 8.6%. In patients with beta thalassemia with normal baseline blood pressure, 13 (6.2%) patients developed systolic blood pressure (SBP) >130 mm Hg and 33 (16.6%) patients developed diastolic blood pressure (DBP) >80 mm Hg. Monitor blood pressure prior to each administration. Manage new or exacerbations of preexisting hypertension using anti-hypertensive agents.

Embryo-Fetal Toxicity
REBLOZYL may cause fetal harm when administered to a pregnant woman. REBLOZYL caused increased post-implantation loss, decreased litter size, and an increased incidence of skeletal variations in pregnant rat and rabbit studies. Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential to use effective contraception during treatment and for at least 3 months after the last dose.

ADVERSE REACTIONS
Serious adverse reactions occurring in 1% of patients included cerebrovascular accident and deep vein thrombosis. A fatal adverse reaction occurred in 1 patient treated with REBLOZYL who died due to an unconfirmed case of acute myeloid leukemia (AML).

Most common adverse reactions (at least 10% for REBLOZYL and 1% more than placebo) were headache (26% vs 24%), bone pain (20% vs 8%), arthralgia (19% vs 12%), fatigue (14% vs

13%), cough (14% vs 11%), abdominal pain (14% vs 12%), diarrhea (12% vs 10%) and dizziness (11% vs 5%).

LACTATION
It is not known whether REBLOZYL is excreted into human milk or absorbed systemically after ingestion by a nursing infant. REBLOZYL was detected in milk of lactating rats. When a drug is present in animal milk, it is likely that the drug will be present in human milk. Because many drugs are excreted in human milk, and because of the unknown effects of REBLOZYL in infants, a decision should be made whether to discontinue nursing or to discontinue treatment. Because of the potential for serious adverse reactions in the breastfed child, breastfeeding is not recommended during treatment and for 3 months after the last dose.

Please see full Prescribing Information for REBLOZYL.

About Bristol-Myers Squibb
Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook and Instagram.

About Acceleron
Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. The Company's leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.
Acceleron focuses its research and development efforts in hematologic, neuromuscular, and pulmonary diseases. In hematology, the Company and its global collaboration partner, Bristol-Myers Squibb, are co-promoting newly approved Reblozyl® (luspatercept-aamt) in North America for the treatment of anemia in adult patients with beta thalassemia who require regular red blood cell transfusions and developing luspatercept-aamt for the treatment of chronic anemia in myelodysplastic syndromes and myelofibrosis. Acceleron is also advancing its neuromuscular program with ACE-083, a locally-acting Myostatin+ agent in phase 2 development in Charcot-Marie-Tooth disease and is conducting a phase 2 pulmonary program with sotatercept in pulmonary arterial hypertension.
For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the research, development and commercialization of pharmaceutical products. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. These risks, assumptions, uncertainties and other factors include, among others, that future study results will be consistent with the results to date, that REBLOZYL (luspatercept-aamt) will be successfully commercialized for the indication for which it is currently approved, that Reblozyl may not achieve its primary study endpoints or receive regulatory approval for the additional indications described in this release in the currently anticipated timeline or at all and, if approved, whether such product candidate for such additional indications described in this release will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Bristol-Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, Bristol-Myers Squibb undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Acceleron Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements about Acceleron’s strategy, future plans and prospects, including statements regarding the development and commercialization of Acceleron’s compounds, the timeline for clinical development and regulatory approval of Acceleron’s compounds, the expected timing for reporting of data from ongoing clinical trials, and the potential of REBLOZYL® (luspatercept-aamt) as a therapeutic drug. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to, that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that the results of any clinical trials may not be predictive of the results or success of other clinical trials, that regulatory approval of Acceleron’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of Acceleron’s compounds will take longer and/or cost more than planned, that Acceleron or its collaboration partner, BMS, will be unable to successfully complete the clinical development of Acceleron’s compounds, that Acceleron or BMS may be delayed in initiating, enrolling or completing any clinical trials, and that Acceleron’s compounds will not receive regulatory approval or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” included in Acceleron’s most recent Annual Report on Form 10-K, and other filings that Acceleron has made and may make with the SEC in the future.
The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and

Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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Acceleron Pharma Inc.
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or

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